Exhibit 99.1

ARES CAPITAL CORPORATION
ANNOUNCES ESTABLISHMENT OF NEW MIDDLE MARKET CREDIT FUND

New York, NY — November 20, 2007 — Ares Capital Corporation (NASDAQ: ARCC) announced today that it established a new middle market credit fund - Ivy Hill Middle Market Credit Fund, Ltd. (“Ivy Hill” or the “Fund”) — which will be managed by Ivy Hill Asset Management, L.P., a wholly owned subsidiary of ARCC.  On its formation, the Fund closed with $400 million of capital, including a $56 million investment by ARCC for $40 million of rated notes and $16 million of junior capital.

ARCC expects the Fund will be an active purchaser of first lien and second lien bank debt of middle market companies.  Subject to certain approvals, ARCC may, in the near future, sell to the Fund up to $150 million of senior secured loans and in the future may from time to time sell additional loans to the Fund.  In addition, Ivy Hill will seek to partner with banks and other agents, while providing support to critical sponsor relationships, to provide $5 million to $15 million investments as part of larger financing solutions.

“We are extremely pleased that we have been given the opportunity to manage the Fund and to work with its impressive roster of investors,” said ARCC President Michael Arougheti.  “We believe that the Fund is well positioned to take advantage of attractive opportunities in the current market for senior debt in middle market companies.  We hope this Fund is the first of many opportunities to actively manage third party assets and to build on our core competencies in the middle market.”

ABOUT ARES CAPITAL CORPORATION

Ares Capital Corporation is a specialty finance company that is a closed-end, non-diversified management investment company regulated as a business development company under the Investment Company Act of 1940. Its investment objective is to generate both current income and capital appreciation through debt and equity investments. Ares Capital Corporation invests primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component, and, to a lesser extent, in equity investments in private U.S. middle market companies.
FORWARD-LOOKING STATEMENTS
Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com.

CONTACT

Alison Sternberg
Ares Capital Corporation
(310) 201-4200